Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated financial information is presented to illustrate the estimated effects of the previously completed merger of TCBC, with and into Colony, and the proposed merger of FSRL, with and into Colony, based on the historical financial statements and accounting records of Colony, TCBC and FSRL, after giving effect to the merger with TCBC and the merger with FSRL, including the pro forma adjustments described in the notes below. The unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting. Under this method, TCBC’s assets and liabilities as of December 1, 2025 the effective date of the TCBC merger, and FSRL’s assets and liabilities as of the date of completion of the merger, have been, or will be, recorded at their respective fair values and added to those of Colony. Any difference between the applicable purchase price and the fair value of the identifiable net assets acquired, including core deposit intangibles, has been, or will be, recorded as goodwill. The goodwill resulting from each acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives recorded, or to be recorded, by Colony in connection with the TCBC merger and the FSRL merger will be amortized to expense over their estimated useful lives. The financial statements of Colony issued after the TCBC merger reflect, and the financial statements of Colony issued after completion of the FSRL merger will reflect, the results attributable to the acquired operations of TCBC and FSRL, respectively, beginning on the applicable date of acquisition.

Effective December 1, 2025, TCBC merged with and into Colony, with Colony continuing as the surviving corporation, and TCBC’s wholly owned subsidiary bank, TC Federal Bank, merged with and into Colony’s wholly owned subsidiary bank, Colony Bank, with Colony Bank continuing as the surviving bank. Pursuant to the agreement and plan of merger between Colony and TCBC, former TCBC shareholders were entitled to receive, for each share of TCBC common stock outstanding immediately prior to the effective time of the TCBC merger, either $21.25 in cash or 1.25 shares of the Company’s common stock. Colony issued approximately 3,839,613 common shares at a fair value of $65.8 million and paid $15.4 million in cash to former TCBC shareholders in connection with the TCBC merger.

Pursuant to the merger agreement with FSRL each share of FSRL stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each FSRL shareholder, either $19.75 in cash or 0.94 of a share of Colony’s common stock, subject to customary proration and allocation procedures such that approximately 20% of FSRL stock will be converted to the cash consideration and the remaining 80% of FSRL stock will be converted to the stock consideration. The unaudited pro forma combined consolidated financial information set forth below and the explanatory notes that follow are based upon assumptions that 7,946,487 shares of FSRL stock, 321,465 unvested restricted stock units and 100,000 options to purchase FSRL common stock (all as of June 30, 2026) are outstanding on the closing date of the merger.

The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Colony and FSRL, giving effect to the merger as if it had been consummated on June 30, 2026. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2025 and the six months ended June 30, 2026 combine the historical consolidated statements of income of Colony and FSRL and give effect to the merger as if it had been consummated on January 1, 2025. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2025 also gives effect to the TCBC merger as if it had been consummated on January 1, 2025, because TCBC’s results of operations were only included for one month in Colony’s audited historical consolidated statement of income for the year ended December 31, 2025. The unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2026 does not include a separate pro forma adjustment for the results of operations of TCBC because the TCBC merger was completed on December 1, 2025 and TCBC’s results of operations for that period are reflected in Colony’s historical consolidated statement of income for the six months ended June 30, 2026.

The unaudited pro forma combined consolidated financial statements give effect to the acquisition of TCBC and the acquisition of FSRL as business combinations under U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities of TCBC and FSRL have been, or will be, recorded at estimated fair value. The unaudited pro forma combined consolidated financial information includes transaction accounting adjustments that reflect the accounting for the TCBC merger and the proposed merger with FSRL. The unaudited pro forma combined consolidated financial information does not include management’s adjustments, including anticipated cost savings, operating synergies or revenue enhancements. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Colony’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for FSRL will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of completion of the merger. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.

Increases or decreases in the estimated fair values of the net assets acquired in the merger as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Colony’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to FSRL’s shareholders’ equity, including results of operations from June 30, 2026 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations shown herein assume a closing price for Colony common stock of $20.09, which represents the closing price of Colony common stock on June 30, 2026.

Colony anticipates that the acquisition of FSRL will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of TCBC and FSRL. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Colony, TCBC and FSRL, including the historical financial statements of TCBC and the unaudited pro forma combined financial information of Colony giving effect to the TCBC merger, which are incorporated by reference herein.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Colony common stock or the actual or future results of operations of Colony for any period. Actual results may be materially different than the pro forma information presented.

COLONY BANKCORP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2026

(all amounts are in thousands)

	Colony	FSRL	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$25,257	$4,036	$29,293	$—		$29,293
Fed Funds sold	1,479	—	1,479	—		1,479
Interest-bearing deposits in banks	132,883	22,991	155,874	(49,906)	A	105,968
Cash and cash equivalents	159,619	27,027	186,646	(49,906)		136,740
Investment securities available-for-sale, at fair value	370,821	188,662	559,483	—		559,483
Investment securities, held-to-maturity, at amortized cost	365,251	—	365,251	—		365,251
Other investments	17,864	4,562	22,426	—		22,426
Loans held for sale	24,218	18,135	42,353	—		42,353
Loans	2,464,834	820,741	3,285,575	(21,668)	B	3,263,907
Allowance for credit losses	(22,034)	(9,334)	(31,368)	944	C	(30,424)
Loans, net	2,442,800	811,407	3,254,207	(20,724)		3,233,483
Premises and equipment	37,139	24,321	61,460	9,000	D	70,460
Other real estate owned	1,829	—	1,829	—		1,829
Goodwill	63,047	691	63,738	59,049	E	122,787
Other intangible assets	6,971	9,481	16,452	19,038	F	35,490
Bank-owned life insurance	68,693	19,241	87,934	—		87,934
Other assets	69,331	23,385	92,716	—		92,716
Total Assets	$3,627,583	$1,126,912	$4,754,495	$16,457		$4,770,952
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest Bearing	$464,062	$249,674	$713,736	$—		$713,736
Interest Bearing	2,508,114	670,655	3,178,769	(500)	G	3,178,269
Total Deposits	2,972,176	920,329	3,892,505	(500)		3,892,005
Federal Home Loan Bank advances	169,989	75,000	244,989	—		244,989
Other borrowings	63,179	19,802	82,981	(1,745)	H	81,236
Other liabilities	32,273	13,365	45,638	4,048	I	49,686
Total Liabilities	3,237,617	1,028,496	4,266,113	1,803		4,267,916
Stockholders’ equity:
Preferred stock		1	1	(1)	J	—
Common stock	21,158	89	21,247	6,128	J	27,375
Paid in capital	227,246	47,165	274,411	71,527	K	345,938
Retained earnings	174,558	56,821	231,379	(68,661)	L	162,718
Accumulated other comprehensive income, net of taxes	(32,996)	(5,660)	(38,656)	5,660	M	(32,996)
Total Stockholders’ Equity	389,966	98,416	488,382	14,654		503,036
Total Liabilities and Stockholders’ Equity	$3,627,583	$1,126,912	$4,754,495	$16,457		$4,770,952

A.	Includes cash consideration paid to First Reliance Bank and transaction costs.
B.	Reflects purchase accounting adjustment to record First Reliance Bank’s loans at fair value.
C.	Adjustment of First Reliance Bank’s Allowance for Credit Losses (“ACL”) to reflect elimination of First Reliance Bank’s ACL at closing and reflect gross-up for estimated lifetime credit losses on loans.
D.	Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment, net.
E.	Adjustment to record estimated goodwill associated with the merger.
F.	Adjustment to record an estimated core deposit intangible of $17.6 million related to the merger and an estimated $1.4 million fair value adjustment to mortgage servicing rights.
G.	Adjustment to record estimated fair value adjustments on acquired certificates of deposits.
H.	Adjustment to record the estimated write down on TruPs and Subordinated debt.
I.	Adjustment to record the net deferred tax liability associated with fair value adjustments recorded in the merger.
J.	Adjustments to common stock to eliminate First Reliance Bank’s preferred and common stock and record the issuance of Colony common stock to First Reliance’s common shareholders of 6.2 million shares at $1 par value.
K.	Adjustments to paid in capital to eliminate FSRL’s capital surplus of $47.2 million and record the issuance of Colony common stock in excess of par value to FSRL’s common shareholders of $119 million.
L.	Adjustments to eliminate FSRL’s retained earnings of $56.8 million offset by purchase accounting adjustments included herein.
M.	Adjustment to eliminate First Reliance Bank’s accumulated other comprehensive loss of $5.7 million.

COLONY BANKCORP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2025

(all amounts are in thousands, except share and per share data)

	Colony Historical	TC Federal Historical	Pro Forma Adjustments	Notes	Colony Historical, including TC Federal	FSRL Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$124,333	$22,669	$4,377	A	$151,379	$46,310	$5,417	A	$203,106
Deposits with other banks and short term investments	6,183	3,812	(1,028)	B	8,967	1,552	(1,271)	B	9,248
Investment securities	19,436	866	544	C	20,846	8,913	1,415	C	31,174
Total interest income	149,952	27,347	3,893		181,192	56,775	5,561		243,528
Interest expense
Deposits	46,710	10,780	837	D	58,327	17,921	250	D	76,498
Interest on borrowed funds	11,341	477	—		11,818	1,908	349	J	14,075
Total interest expense	58,051	11,257	837		70,145	19,829	599		90,573
Net interest income	91,901	16,090	3,056		111,047	36,946	4,962		152,955
Provision for credit losses	4,500	(107)	—		4,393	961	—		5,354
Net interest income after provision for credit losses	87,401	16,197	3,056		106,654	35,985	4,962		147,601
Noninterest income
Service charges on deposit accounts	9,695	147	—		9,842	1,435	—		11,277
Mortgage fee income	7,535	7	—		7,542	5,919	(175)	K	13,286
Gain (loss) on sale of securities	(1,039)	155	—		(884)	(476)	—		(1,360)
BOLI income	1,792	343	—		2,135	421	—		2,556
Other noninterest income	22,297	4,296	—		26,593	5,425	—		32,018
Total noninterest income	40,280	4,948	—		45,228	12,724	(175)		57,777
Noninterest expense
Salaries and employee benefits	52,417	15,655	(3,558)	E	64,514	21,785	—		86,299
Occupancy and equipment	6,753	1,435	—		8,188	3,022	450	L	11,660
Amortization of intangibles	1,158	—	1,263	F	2,421	—	3,207	M	5,628
Acquisition related expenses	2,063	3,141	(5,204)	G	—	—	—	N	—
Other noninterest expense	30,155	5,799	—		35,954	9,913	—		45,867
Noninterest expense	92,546	26,030	(7,499)		111,077	34,720	3,657		149,454
Income before income taxes	35,135	(4,885)	10,555		40,805	13,989	1,130		55,924
Income taxes	6,882	(1,095)	4,822	H	10,609	3,082	849	H	14,540
Net Income	$28,253	$(3,790)	$5,733		$30,196	$10,907	$281		$41,384
Net income per share of common stock
Basic	$1.59	$(0.95)			$1.42	$1.39			$1.51
Diluted	$1.59	$(0.95)			$1.42	$1.31			$1.48
Weighted average shares outstanding, basic	17,789,688	3,988,657	(526,650)	I	21,251,695	7,851,400	(1,633,900)	O	27,469,195
Weighted average shares outstanding, diluted	17,789,688	4,005,742	(526,650)	I	21,268,780	8,328,132	(1,633,900)	O	27,963,012

A.	Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.
B.	Adjustment represents lost interest on cost of cash on the cash consideration paid at merger close.
C.	Adjustment reflects the yield adjustment for interest income on acquired investment securities.
D.	Increase to interest expense to adjust estimated amortization of the fair value mark on time deposits.
E.	Adjustment reflects one time, nonrecurring payments made to employees as part of the merger for accelerated stock benefits and other merger related benefit payouts.
F.	Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.
G.	Adjustment reflects the one time merger related expenses removed from actual operations.
H.	Income taxes were adjusted to reflect the tax effects of the combined companies income being taxed using Colony’s federal and state statutory rate of 26%.
I.	Adjustment to weighted-average shares of Colony’s common stock to eliminate TC Federal weighted-average shares and reflect shares issued to TC Federal shareholders as consideration.
J.	Increase to interest expense to adjust estimated amortization expense of the fair value mark for trust preferred securities and subordinated debt.
K.	Adjustment reflects amortization expense of mortgage servicing fair value purchase accounting marks.
L.	Adjustment to depreciation expense on acquired fixed assets market to fair value.
M.	Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.
N.	Colony Bancorp, Inc. expects to incur one-time merger related charges, however, these are not reflected in the pro forma income statements.
O.	Adjustment to weighted-average shares of Colony’s common stock outstanding to eliminate weighted-average shares of FSRL common stock outstanding and to reflect the estimated number of shares of Colony common stock issued to shareholders of FSRL.

COLONY BANKCORP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(all amounts are in thousands, except share and per share data)

	Colony Historical	FSRL Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans, including fees	$77,088	$23,786	$2,708	A	$103,582
Deposits with other banks and short term investments	3,823	497	(636)	B	3,684
Investment securities	9,760	4,704	708	C	15,172
Total interest income	90,671	28,987	2,780		122,438
Interest expense
Deposits	26,051	7,995	125	D	34,171
Interest on borrowed funds	5,548	1,598	175	E	7,321
Total interest expense	31,599	9,593	300		41,492
Net interest income	59,072	19,394	2,480		80,947
Provision for credit losses	3,650	298	—		3,948
Net interest income after provision for credit losses	55,422	19,096	2,480		76,999
Noninterest income
Service charges on deposit accounts	5,122	726	—		5,848
Mortgage fee income	4,076	3,867	(88)	F	7,856
(Loss) gain on sale of securities	(186)	(6)	—		(192)
BOLI income	1,694	211	—		1,905
Other noninterest income	12,145	1,636	—		13,781
Total noninterest income	22,851	6,434	(88)		29,198
Noninterest expense
Salaries and employee benefits	31,462	11,174	—		42,636
Occupancy and equipment	4,066	1,520	225	G	5,811
Amortization of intangibles	894	—	1,443	H	2,337
Acquisition related expenses	2,580	—	(273)	I	2,307
Other noninterest expense	15,104	4,898	—		20,002
Noninterest expense	54,106	17,592	1,395		73,093
Income before income taxes	24,167	7,938	997		33,103
Income taxes	5,106	1,695	1,806	J	8,607
Net Income	$19,061	$6,243	$(809)		$24,495
Net income per share of common stock
Basic	$0.90	$0.80			$0.89
Diluted	$0.90	$0.75			$0.88
Weighted average shares outstanding, basic	21,191,011	7,825,196	(1,607,696)	K	27,408,511
Weighted average shares outstanding, diluted	21,191,011	8,278,264	(1,607,696)	K	27,861,579

A.	Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.
B.	Adjustment represents lost interest on cost of cash on the cash consideration paid at merger close.
C.	Adjustment reflects the yield adjustment for interest income on acquired investment securities.
D.	Increase to interest expense to adjust estimated amortization of the fair value mark on time deposits.
E.	Increase to interest expense to adjust estimated amortization expense of the fair value mark for trust preferred securities and subordinated debt.
F.	Adjustment reflects amortization expense of mortgage servicing fair value purchase accounting marks.
G.	Adjustment to depreciation expense on acquired fixed assets market to fair value.
H.	Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.
I.	Adjustment to remove FSRL related merger expenses paid during the period.
J.	Income taxes were adjusted to reflect the tax effects of the combined companies income being taxed using Colony’s federal and state statutory rate of 26%.
K.	Adjustment to weighted-average shares of Colony’s common stock outstanding to eliminate weighted-average shares of FSRL common stock outstanding and to reflect the estimated number of shares of Colony common stock issued to shareholders of FSRL.